Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-83562 on Form S-3, and Nos. 33-54871, 333-39531, 333-39533, 333-49371, 333-61897, 333-80967, 333-46228, 333-56146, 333-108033, 333-119472, 333-137483, and 333-144957 on Form S-8, of our report dated September 12, 2008, relating to the consolidated non-statutory financial statements of Best Buy Europe Distributions Limited (which report expresses an unqualified opinion except for the omission of comparative financial information, and includes an explanatory paragraph that notes that the financial statements have been prepared from the separate records maintained by the Retail and Distribution business of The Carphone Warehouse Group PLC and may not necessarily be indicative of the conditions that would have existed or the results of operations if the business had been operated as an unaffiliated company), as of and for the 52 weeks ended March 29, 2008 appearing in this Current Report on Form 8-K/A of Best Buy Co., Inc. dated September 12, 2008.

/s/ DELOITTE & TOUCHE LLP

London, UK
12 September 2008